CONFIDENTIAL RESIGNATION AGREEMENT
                    AND GENERAL RELEASE OF CLAIMS
                    -----------------------------

   1. Skip Kilsdonk ("Employee") hereby resigns from his employment with Maxtor Corporation ("Maxtor"), and his position as an officer of Maxtor, effective August 26, 1994.

   2. (a) In exchange for the release of claims set forth below, upon expiration of the seven (7) day revocation period described below Maxtor shall pay to Employee the sum of $135,000. Of this sum, the parties agree to the following allocation:

        (i)   $100,000 for loss of wages; and

        (ii) $35,000.00 for alleged pain, suffering, anxiety, emotional distress, and personal injury allegedly suffered and incurred by Employee arising from his tort claims.

        (b) The payment described in subparagraph 2.(a)(i) shall be subject to applicable withholding, and Maxtor shall report to appropriate government agencies the payment of $100,000.00 as wage related. The payment described in subparagraph 2.(a)(ii) is intended to compensate Employee for alleged pain, suffering, anxiety, emotional distress, and personal injury allegedly suffered and incurred by Employee arising from his tort claims. Employee asserts that such payment is neither taxable nor subject to withholding, and Maxtor agrees that it will neither withhold any taxes from such payment, nor issue a W-2 or 1099 for such payment. Employee understands and agrees that in the event any taxing authority should reach a contrary determination, and conclude that all or some portion of the settlement payments constitute taxable income to Employee, he shall be solely responsible for the payment of any income and other taxes that may be found to be owing. In the event any taxing authority seeks and obtains payment or reimbursement from Maxtor for any tax due on such settlement payments, Employee shall fully reimburse and indemnify Maxtor for any such taxes, all related interest, penalties and other costs so assessed or incurred, including attorneys' fees for defending any such claim and costs related thereto.

        (c) After August 26, 1994, Employee will be eligible to continue his health coverage at his own expense in accordance with federal law, provided, however, that if Employee continues to use Maxtor's health insurance program, Maxtor shall promptly reimburse Employee his health insurance premiums for a nine-month period after August 26, 1994. Employee shall also receive from Maxtor all amounts held by Maxtor for him in his 401(K) account and all amounts withheld to date for his account under the Maxpurchase 423 Plan. The amounts owing under the 401(k) and 423 Plans will be paid to Employee in accordance with Maxtor's customary policy with respect to employees who leave the company (i.e., 423 Plan funds are distributed promptly following the date of resignation and 401(k) funds disbursed within 90 days thereafter). In addition to the above amounts, Employee will receive payment for his accrued vacation allowance, less applicable withholdings. Employee shall be entitled to exercise as vested, for a period of six months after August 26, 1994, all of his outstanding stock options, as shown on the attached Exhibit A, whether or not otherwise vested as of August 26, 1994.

        (d) Maxtor shall arrange, at no cost to Employee, for Employee to receive sixty days of executive outplacement services from the firm of Drake Beam Morin Inc. Employee shall be entitled to use such services at any time within one year of the date of this Agreement.

        (e) Employee acknowledges that he shall be entitled to no compensation or benefits from Maxtor other than those expressly set forth in this Agreement.

   3. In exchange for the benefits described in paragraph 2 above, Employee does hereby for himself and his respective legal successors and assignees, release and absolutely discharge Maxtor and its shareholders, directors, employees, agents, attorneys, legal successors, and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, suspected, or unsuspected, which Employee now has, owns or holds, or at any other time had, owned or held or shall or may have, own, or hold against Maxtor based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date hereof, including but not limited to, any claims of wrongful discharge or age or other discrimination under the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Fair Employment and Housing Act, or any other applicable law, or any other claims or alleged claims (all of which are hereinafter included within the "Released Matters"). As used herein, "Maxtor" includes any and all parents, divisions or subsidiaries of Maxtor Corporation.

   4. Employee acknowledges that he is familiar with Section 1542 of the California Civil Code which states as follows:

        A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee hereby waives any right or benefit which he has or may have under Section 1542 of the California Civil Code to the full extent that he may lawfully waive such rights and benefits pertaining to the subject matter of this General Release of Claims (the "Release"). Employee acknowledges that he may hereafter discover claims or facts in addition to or different from those that he now knows or believes to exist with respect to the subject matter of this Release, and that it is his intention to fully, finally and forever settle all of the Released Matters in exchange for the benefits set forth above.

   5. Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of that certain Employee Agreement Regarding Confidentiality and inventions between Maxtor and Employee dated September 9, 1991. Maxtor and Employee shall continue to be bound by the terms of the Indemnification Agreement between Maxtor and Employee dated May 28, 1992 for the term stated therein.

   6. In the event Maxtor receives any requests for information regarding Employee from potential employers, it will make reasonable efforts to direct all such inquiries to Patricia Roboostoff, Vice President Human Resources, or in her absence, Walter Amaral, Vice President Finance. Ms. Roboostoff and Mr. Amaral will make no negative or derogatory statements about Employee, but will respond to such inquiries with the information contained in Exhibit B.

   7. Employee agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel except as such disclosures may be necessary for accounting or tax reporting purposes or as otherwise may be required by law.

   8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, with the exception of the agreement described in paragraph 5. The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any lawsuit or other action brought to enforce any right arising out of this Agreement. This Agreement may not be altered or amended except by a written document executed by Maxtor and Employee.


EMPLOYEE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST MAXTOR BY SIGNING THIS AGREEMENT, THAT HE MAY CONSIDER THIS AGREEMENT FOR 21 DAYS AND MAY REVOKE IT AT ANY TIME DURING THE SEVEN DAYS AFTER HE SIGNS IT AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT SEVEN-DAY PERIOD HAS PASSED. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 2.




   Dated:  September 7, 1994               /s/ Skip Kilsdonk
                                           -----------------
                                              Skip Kilsdonk



   Dated:  September 7, 1994               MAXTOR CORPORATION


                                      By:  /s/ Walter D. Amaral
                                           --------------------
                                      Title: VP Finance & CFO
                                            -----------------




                            EXHIBIT B
                               to
                     CONFIDENTIAL RESIGNATION
              AGREEMENT AND GENERAL RELEASE OF CLAIMS



During the period September 1982 through March 1988, and again from September 1991 through August 1994, Skip Kilsdonk was employed by Maxtor Corporation in various marketing and product management positions. Most recently Skip was Maxtor's Vice President of Strategic Planning and Marketing.

During his employment, Skip made many contributions to Maxtor's success. Most recently, Skip planned and director Maxtor's successful entry into the PCMCIA market with the MobileMax(TM) line of 1.8-inch disk drives and FLASH cards. Skip represented Maxtor on the PCMCIA Board of Directors for three years and was its Marketing Chairperson.

Skip has played a key role in Maxtor's success, and I would expect him to make similar contributions in his future endeavors.